===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                     Global Industrial Technologies, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                     Global Industrial Technologies, Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                     GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

                         2121 SAN JACINTO, SUITE 2500
                              DALLAS, TEXAS 75201

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To Be Held May 28, 1999

TO OUR SHAREHOLDERS:

  Notice is hereby given that an Annual Meeting of Shareholders (the "Annual Meeting") of Global Industrial Technologies, Inc., a Delaware corporation (the "Company"), will be held at the Doubletree Warren Place, 6110 South Yale Avenue, Tulsa, Oklahoma, on Friday, May 28, 1999, at 10:00 a.m., for the following purposes which are described more fully in the accompanying Proxy
Statement:

  1. To elect Sheldon R. Erikson to serve as a Class I Director until the Annual Meeting of Shareholders in 2002 or until his successor is elected or qualified;

  2. To vote upon a shareholder proposal submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), calling for the prompt sale of the Company;

  3. To vote upon a shareholder proposal submitted pursuant to Rule 14a-8 promulgated under the Exchange Act calling for the declassification of the Company's Board of Directors;

  4. To vote upon a shareholder proposal submitted by WHX Corporation calling for the declassification of the Company's Board of Directors;

  5. To vote upon a shareholder proposal submitted by WHX Corporation calling for the redemption of the Company's Stockholder Rights Plan; and

  6. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

  Only shareholders of record at the close of business on Thursday, April 8, 1999, are entitled to notice of and to vote at the meeting or any postponement or adjournment thereof.

  This Annual Meeting is of particular importance to all shareholders of the Company because of WHX Corporation's ongoing hostile attempt to take over your Company.

  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK YOU OWN, YOUR BOARD URGES YOU TO COMPLETE, SIGN, DATE, AND RETURN THE WHITE PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHICH IS POSTAGE PAID IF MAILED IN THE UNITED STATES.

  YOUR BOARD ALSO URGES YOU NOT TO SIGN ANY PROXY CARDS SENT TO YOU BY WHX CORPORATION. EVEN IF YOU HAVE PREVIOUSLY SIGNED A PROXY CARD SENT TO YOU BY WHX CORPORATION, YOU CAN REVOKE THAT EARLIER PROXY BY SIGNING, DATING, AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED.

                                          By Order of the Board of Directors,
                                          /s/ JEANETTE H. QUAY
                                          Jeanette H. Quay
                                          Vice President--General Counsel and
                                           Secretary

Dallas, Texas
April 16, 1999

                     GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

                         2121 SAN JACINTO, SUITE 2500
                              DALLAS, TEXAS 75201

                              PROXY STATEMENT FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 28, 1999

  This proxy statement (the "Proxy Statement") is being furnished to the shareholders of Global Industrial Technologies, Inc. (the "Company" or "Global") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Doubletree Warren Place, 6110 South Yale Avenue, Tulsa, Oklahoma, on Friday, May 28, 1999, at 10:00 a.m., and at any and all postponements and adjournments of the Annual Meeting. This Proxy Statement and the enclosed form of proxy are first being sent to shareholders on April 16, 1999.

                     OUTSTANDING SHARES AND VOTING RIGHTS

  The close of business on April 8, 1999, is the record date for the determination of shareholders entitled to vote at the meeting, in person or by proxy. On that date, the Company had 22,295,629 shares of common stock, par value $0.25 (the "Common Stock"), outstanding and entitled to vote at the meeting. Each share of Common Stock entitles the holder to one vote on each matter to be voted upon at the Annual Meeting.

  The shares represented by all properly executed proxies which are sent to the Company will be voted as designated. If no designation has been made, the persons named in the enclosed proxy will vote all shares for

  1. the election of Sheldon R. Erikson to serve as a Class I Director until the Annual Meeting of Shareholders in 2002 or until his successor is elected or qualified;

and against

  2. the proposal submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), calling for the prompt sale of the Company;

  3. the proposal submitted pursuant to Rule 14a-8 promulgated under the Exchange Act calling for the declassification of the Company's Board of Directors;

  4. the proposal submitted by WHX Corporation calling for the declassification of the Company's Board of Directors; and

  5. the proposal submitted by WHX Corporation calling for the redemption of the Company's Stockholder Rights Plan.

  Sending a signed proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. A proxy may be revoked by the grant of a later dated proxy. The presence at the meeting of a shareholder who has given a proxy does not revoke the proxy unless the shareholder votes the shares subject to the proxy by written ballot at the meeting or files written notice of the revocation with the secretary of the Company prior to the proxy being voted.

  The enclosed proxy confers discretionary authority to vote upon such other matters and business as may come before the Annual Meeting or any adjournments thereof. In connection with such matters, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

                               ----------------

  In August 1998 the Board of Directors of the Company adopted a change of its fiscal period from October 31 to the 12 months ended December 31. Accordingly, the transition period information contained herein reflects the two-month transition period November 1, 1997, through December 31, 1997 (the "Transition Period").

                        1. ELECTION OF CLASS I DIRECTOR

  The Company's Restated Certificate of Incorporation provides that there shall be three classes of directors, of as nearly equal size as possible, each class being elected for a three-year term and only one class being elected each year. The Board of Directors has nominated Sheldon R. Erikson for election to the Board for a three-year term expiring at the Annual Meeting of Shareholders in 2002 or until his successor is elected and qualified. Unless otherwise instructed, it is intended that the shares represented by the enclosed proxy will be voted "FOR" the Board's nominee.

  Subject to a quorum, the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote is required for the election of a director. Votes will be tabulated by an inspector of election appointed by the Company's Board. Abstentions and broker non-votes have no effect on determinations of plurality except to the extent that they affect the total votes received by any particular candidate.

  The Board has no reason to believe that its nominee will be unable to serve if elected. In the event that Mr. Erikson shall become unavailable for election, it is intended that such shares will be voted for the election of a substitute nominee selected by the persons named in the enclosed proxy. If elected, Mr. Erikson will succeed Mr. Samuel B. Casey, Jr. who served as a Class I Director from 1992 until his term expires at the 1999 Annual Meeting of Shareholders.

  Mr. J. L. Jackson, previously the Chairman and Chief Executive Officer, President, and Chief Operating Officer, resigned as a Director and officer effective July 10, 1998. Upon Mr. Jackson's resignation, the Board elected current Class II Director Rawles Fulgham as acting President and Chief Executive Officer. On December 14, 1998, the Board elected Mr. Fulgham as Chairman of the Board and Chief Executive Officer and Graham L. Adelman as President and Chief Operating Officer. Mr. Adelman succeeded Mr. Jackson as a Class II Director for a term expiring in 2000.

                                                                         Year
                                      Business Experience               First
                                    During Past 5 Years and            Elected
        Name (Age)                     Other Information               Director
        ----------                  -----------------------            --------
 Nominee to Serve for a Three-Year Term Expiring 2002

 Sheldon R. Erikson (57).. Chairman of the Board, since 1996, and          --
                            President and Chief Executive Officer,
                            since 1995, Cooper Cameron Corporation,
                            international manufacturer of equipment
                            for oil and gas drilling, production and
                            transmission; Chairman of the Board,
                            1988-95, and President and Chief
                            Executive Officer, 1987-95, The Western
                            Company of North America. Director:
                            Triton Energy Limited; Layne Christensen
                            Company.

 Continuing Directors--Term Expiring 2000

 Rawles Fulgham (71)...... Chairman of the Board and Chief Executive     1992
                            Officer, Global Industrial Technologies,
                            Inc., since 1998; Senior Advisor,
                            Merrill Lynch & Co. Inc., since 1989;
                            Advisor to certain Committees of the
                            Board of Directors of Dorchester Hugoton
                            Limited, since 1995; Executive Director,
                            Merrill Lynch Private Capital, Inc.,
                            1982-89. Director: BancTec, Inc.;
                            Dresser Industries, Inc. (prior to its
                            October 1998 merger with Halliburton
                            Company); NCH Corporation.

                                                                         Year
                                      Business Experience               First
                                    During Past 5 Years and            Elected
        Name (Age)                     Other Information               Director
        ----------                  -----------------------            --------

 Graham L. Adelman (49).. President and Chief Operating Officer,         1998
                           Global Industrial Technologies, Inc.,
                           since 1998; Senior Vice President and
                           General Counsel, 1995-98, and Secretary,
                           1996-98, Global Industrial Technologies,
                           Inc.; Senior Vice President, General
                           Counsel and Secretary, The Western
                           Company of North America, 1990-95.

 Continuing Directors--Term Expiring 2001

 David H. Blake (58)..... Dean, Graduate School of Management,           1992
                           University of California, Irvine, since
                           1997; Dean, Edwin L. Cox School of
                           Business, Southern Methodist University,
                           1990-1996; Dean and Professor, Graduate
                           School of Management, Rutgers-The State
                           University of New Jersey, 1983-89.
                           Director: Procom Technologies, Inc.

 Richard W. Vieser (71).. Chairman of the Board, President and Chief     1992
                           Executive Officer, FL Industries, Inc.,
                           electrical equipment and high efficiency
                           industrial and commercial heating and
                           cooling equipment, 1985-89; Chairman of
                           the Board, President and Chief Executive
                           Officer, Lear Siegler, Inc., 1987-89;
                           Chairman of the Board and Chief Executive
                           Officer, FL Aerospace Corp., 1986-89.
                           Director: Ceridian Corporation (formerly
                           Control Data Corporation); Harvard
                           Industries, Inc.; International Wire
                           Holding Company; Sybron International
                           Corporation; Viasystems Group Inc.;
                           Varian Associates, Inc.

  YOUR BOARD STRONGLY RECOMMENDS A VOTE "FOR" THE ELECTION OF SHELDON R. ERIKSON AS A DIRECTOR OF THE COMPANY

  WHX Corporation ("WHX") is seeking the election of its nominee who is committed to supporting WHX's hostile tender offer (the "WHX Offer") to buy the Company. WHX has nominated Ronald LaBow, the Chairman of WHX, to be elected to the Board (and has nominated Marvin Olshan, an attorney, as a substitute nominee in the event that Ronald LaBow is unable for any reason to serve as a Director). Together, they are referred to as the "WHX Nominee".

  Global's objective is straightforward--to enhance the value of the Company for its shareholders and to position the Company so that it can take advantage of opportunities that develop as the refractories industry continues to consolidate. To that end, on March 29, 1999, the Board instructed management, with the assistance of the Company's financial advisors, to explore and evaluate a number of alternatives to generate shareholder value that may be greater than that which the Company's business plan can create. Such alternatives could include a possible merger or strategic combination. WHX's objective, however, is different. It seeks to buy the Company as cheaply as possible for the benefit of WHX's shareholders. To do otherwise would be a breach of WHX's fiduciary duty to the WHX shareholders. As the Company is committed to exploring alternatives to enhance shareholder value, the Company does not believe that it is in the best interests of shareholders to have a potential buyer of the Company on its Board of Directors. Your Board believes that having an "inside bidder" on the Board of Directors would adversely affect the Company's ability to explore alternatives. Accordingly, the Board urges shareholders to vote "FOR" its nominee in order to provide the Board with an adequate opportunity to pursue its plan designed for your benefit.

  SHAREHOLDERS ARE URGED TO RESIST THE INADEQUATE HOSTILE WHX OFFER BY VOTING FOR THE ELECTION OF SHELDON R. ERIKSON AS A DIRECTOR OF THE COMPANY AND BY COMPLETING, SIGNING, DATING, AND RETURNING THE PROXY CARD IN THE ACCOMPANYING POSTAGE PRE-PAID ENVELOPE.

           BOARD MEETINGS AND COMMITTEES; COMPENSATION OF DIRECTORS

  The Board of Directors has standing Audit and Finance, Executive Compensation, and Executive Committees and a Committee on Directors. During the Transition Period, there was one meeting of the Board of Directors; during the 12 months ended December 31, 1998, there were 18 meetings of the Board, seven of which were attended by telephone.

  All Directors attended 75% or more of the aggregate meetings of the Board and of the Board Committees on which they serve.

  The Audit and Finance Committee consists of Messrs. Casey, Chairman; Fulgham; Blake; and Vieser. The Committee, which met once during the Transition Period and twice during the 12 months ended December 31, 1998, reviews the scope and results of the annual audit activities of the independent accountant and internal auditors. The Committee also recommends the appointment of the independent accountant, whose duty it is to audit the books and accounts of the Company and its subsidiaries, and reviews its services.

  The Executive Compensation Committee is composed of Messrs. Vieser, Chairman; Blake; and Casey. The Committee, which met once during the Transition Period and three times during the 12 months ended December 31, 1998, administers executive compensation plans, reviews the performance of the Chief Executive Officer and key employees, and acts in an advisory role on employee compensation.

  The Executive Committee, consisting of Messrs. Fulgham and Vieser, exercises limited powers on behalf of the Board during intervals between meetings of the Board. There were no Executive Committee meetings during the Transition Period or during the 12 months ended December 31, 1998.

  The Committee on Directors develops selection criteria and recommends nominees for election as Directors, including nominees recommended by shareholders. The Committee, which met once during the 12 months ended December 31, 1998, serves in an advisory role on qualifications for the positions of Chairman of the Board and Chief Executive Officer. The Committee is composed of Messrs. Fulgham, Chairman; Blake; Casey; and Vieser.

  A Director who is an employee of the Company receives no fees or remuneration, as such, for services as a member of the Board or any Committee of the Board. During fiscal 1998, each Director who was not an employee received an annual retainer of $20,000 for Board membership, $2,500 for each Committee membership, $1,000 for service as Chairman of a Committee, and $1,000 for each day on which one or more meetings of the Board or any Committee thereof was attended. A fee of $350 was paid for Board or Committee meetings attended by telephone. In addition, each non-employee Director may be paid a fee of $1,000 for each day on which he is engaged in Company business at the request of the Board or the Chairman of the Board, other than attendance at meetings of the Board or any Committee.

  Under the Global Industrial Technologies, Inc. Stock Option Plan for Non-Employee Directors ("Directors Plan"), each calendar year each non-employee Director may be granted, and each person who becomes a non-employee Director shall be granted, a non-qualified option to purchase 5,000 shares at a price equal to the fair market value of the shares on the day of grant. Options granted under this plan become exercisable six months after the date of grant and expire in ten years or, if earlier, five years following the death, disability, and/or approved retirement of the Director. In February 1998 the Company granted each non-employee Director an option to purchase 5,000 shares upon such terms, exercisable at $15.53 per share. In addition to the above grants, in May 1998 the Company granted each non-employee Director an option to purchase 20,000 shares, exercisable at $17.13 per share. The average exercise price of all options granted to non-employee directors under the Directors Plan is $16.93. The closing price of the Common Stock on April 8, 1998, was $10.375.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table shows, as of April 12, 1999, certain information regarding those persons known to the Company to have been the owners on such date of more than 5% of the Common Stock then outstanding.

                                                        Number of
                Name and Address of                     Shares of      Percent
                 Beneficial Owner                   Common Stock Owned of Class
                -------------------                 ------------------ --------
WHX Corporation....................................     2,173,800(1)    9.749
 Wheeling-Pittsburgh Capital Corp.
 110 East 59th Street
 New York, New York 10022

Franklin Resources.................................     1,715,900(2)    7.696
 One Parker Plaza
 Ft. Lee, New Jersey 07724

--------
(1) Based upon an amendment dated October 5, 1998, to Schedule 13D filed with the Securities and Exchange Commission.
(2) Based upon a Form 13G filed with the Securities and Exchange Commission on or about December 31, 1998.

  The following table states the number of shares of Common Stock owned by (i) each person who is a director or nominee or an executive officer named in the Summary Compensation Table on page 11, and (ii) all current directors, nominees, and executive officers as a group. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the securities shown. All ownership information is as of December 31, 1998.

                                    Shares Owned                       Percent
Name                          Directly or Indirectly(1) Stock Units(2) of Class
----                          ------------------------- -------------- --------
Rawles Fulgham...............            52,000                  0        .24%
David H. Blake...............            47,000                  0        .21
Samuel B. Casey, Jr. ........            46,259                  0        .21
Richard W. Vieser............            81,623                  0        .37
Sheldon R. Erikson...........                 0                  0          0
Graham L. Adelman............           141,034              9,433        .64
Juan M. Bravo................            91,160              8,569        .41
George W. Pasley.............            85,771              1,863        .39
Jeanette H. Quay.............             7,218              3,161        .03
J. L. Jackson................           451,550             58,963       2.04
All current directors and
 nominees and executive
 officers as a group (13
 persons)....................         1,220,059             83,315       5.64

--------
(1) Includes the following shares subject to options granted under various incentive compensation plans which are exercisable within sixty days:
    46,000 shares for each of Messrs. Fulgham, Blake, Casey, and Vieser; 111,450 shares for Mr. Adelman; 79,500 shares for Mr. Bravo; 85,250 shares for Mr. Pasley; 5,783 shares for Ms. Quay; 439,550 shares for Mr. Jackson; and 1,119,333 shares for all current directors and nominees and executive officers as a group. Such shares are considered to be beneficially owned under the rules of the Securities and Exchange Commission and are considered to be outstanding for the purpose of calculating percentage ownership.
(2) Includes shares of Common Stock which may be distributable after termination of employment to persons who have deferred payment of annual incentive compensation pursuant to the Company's Deferred Compensation Plan. Stock Units represent an additional exposure of such persons to changes in the value of Common Stock which is not reflected in the column "Shares Owned".

                  REPORT OF EXECUTIVE COMPENSATION COMMITTEE

General

  The Executive Compensation Committee is responsible for all components of the compensation program for executive management of the Company, including the named executive officers. The Committee, comprised solely of outside directors, administers and reviews Global's executive compensation plans and arrangements.

  The purpose of the Global executive compensation program is to enable the Company to recruit, motivate, reward, and retain the caliber of executive talent necessary to provide shareholders and employees a long-term growth opportunity. The competitiveness of the compensation program is reviewed by the Executive Compensation Committee using external sources of market information and analyses provided by outside compensation consultants. Changes to the programs are made from time to time by the Board of Directors in order to maintain competitive compensation levels and to better link the interests of management and shareholders.

  The Committee considers an officer's total compensation package whenever a change is made to any individual component. Base salary levels affect an officer's target award under an annual incentive plan and the number of shares for which stock options are granted under the long-term incentive plan of the Company.

                 Policies Applicable To All Executive Officers

Stock Ownership Requirements

  As a means to develop significant officer and management ownership in the Company, the Board approved the Stock Ownership Requirements Policy in January 1994. This policy establishes for each officer and certain managers stock ownership and retention levels which are stated as multiples of base salary. The Stock Ownership Requirements Policy provides that at least 50% of any annual incentive payment must be invested in Common Stock or credited in the form of Stock Units under the Company's Deferred Compensation Plan until such time as ownership requirements are satisfied. In addition, at least 25% of all shares acquired upon exercise of stock options by these individuals must be retained until such requirements have been met. Individuals must comply with this policy until retirement or termination.

  The required ownership level for the Chairman and Chief Executive Officer is
3.5 times annual base salary. Accordingly, Mr. Fulgham is required to acquire and retain, until retirement or termination, ownership of Common Stock or Stock Units with a market value equivalent to $1,750,000. Mr. Fulgham, who was appointed Chairman and Chief Executive Officer on December 14, 1998, owns 6,000 shares of Common Stock. Other executive officers have ownership levels ranging from 1.5 to 2.5 times annual base salaries, or a total of $3,672,500. As of December 31, 1998, 26.4% of this requirement had been met, in the aggregate, by executive officers other than Mr. Fulgham.

Base Salary and Annual Bonus

  Each of the Company's executive officers receives a base salary and has an opportunity to earn an annual incentive payment. Under the Company's Incentive Compensation Plan for Officers and Headquarters Staff ("Headquarters Plan"), payments, if any, to participants are based upon attainment during the fiscal year of financial performance objectives by the Company and individual performance objectives. Under the Division Executive Incentive Plan ("Division Plan"), payments to officers who are also Division Presidents are based primarily upon financial performance objectives for the Company's major business units. Additionally, in connection with the acquisition in July 1998 of A. P. Green Industries, Inc. ("A. P. Green"), the Company adopted a temporary bonus plan which provides incentives to key executives and other employees to quickly maximize shareholder value through consolidation of the refractories operations of A. P. Green and the Company, the results of which will include substantial cost savings and manufacturing efficiencies ("Synergy Bonus Plan"). The Company estimates that annual synergies realized by the end of 1999 will exceed $30 million. Mr. Bravo, President of the Company's Refractory Products and Minerals business, and other key executives and employees of the Company's Harbison-Walker Refractories Company subsidiary are eligible to receive incentive awards under the Synergy Bonus Plan during 1998 and 1999. No payments were made from the Synergy Bonus Plan for 1998.

  The Headquarters Plan and the Division Plan enable the Committee to provide incentives for participants to contribute each year to growth in Company earnings and other financial and non-financial goals. Pursuant to Board authorization, under the Headquarters Plan, funds available for distribution for 1998 could equal up to 4% of the Company's net-after-tax profit, adjusted for unusual items. The financial performance objectives for the Headquarters Plan and the Division Plan for 1998 were sales and earnings before interest, taxes, depreciation, and amortization ("EBITDA"). For 1998 funds equal to 6% of net-after-tax profits, adjusted for unusual items, were authorized for payments under the Division Plan. Performance objectives may be adjusted by the Committee to reflect unanticipated, significant changes in the Company's businesses during a plan year. For 1998 the minimum financial objectives for the Headquarters Plan and the Division Plan were not achieved, and no incentive payments were made to the executive officers under either plan.

  It has been the policy of the Committee to establish a base salary range for each executive officer position and a midpoint for the range which would place the base salary of that position in approximately the 50th percentile of market salary. In considering base salary changes, the Committee reviews the performance of each named officer, the recent financial performance of the Company, and the position of the officer's current salary in the established range. The Company participates in several compensation surveys. The primary survey used to determine the salary range and midpoint for executive officers is prepared by a major consulting firm with data from 300 United States manufacturing corporations, including approximately one-half of the Fortune
500. Survey data is reviewed both on a consolidated industry basis, as well as more specific industry groupings of multiple industry companies and metalworking/fabricating companies. The Committee also annually determines a target incentive opportunity for each executive officer, which would place that officer at about the 50th percentile of market annual incentive compensation determined by reference to these surveys and to internal equity.

  In 1998 officers received salary increases averaging 6.3%, continuing the Company's competitive position in the employment market. Three officers received additional promotional salary increases averaging 20%, and one officer received a special one-time bonus award of $50,000 relating to the favorable resolution of certain claims against the Company.

  In addition to ten executive officers, 72 other employees were eligible to participate in the annual incentive plans and the Synergy Bonus Plan during 1998. Amounts earned by participants in the Division Plan for 1998, other than eligible officers, were related to the extent to which financial and non-financial criteria for division performance established by the Committee were achieved.

Stock Option Program

  Executive officers are eligible to receive stock option grants under the Company's 1992 Stock Compensation Plan ("Stock Plan") which is intended to encourage actions which will result in the realization by shareholders of an attractive return on their Common Stock investments. The Committee believes that stock option grants, in combination with the Company's Stock Ownership Requirements Policy, are an effective means of aligning executive compensation with shareholder interests. As a result of its Stock Ownership Requirements Policy, the Committee generally grants options to executive officers in an amount which exceeds the average level of grants made by other companies of similar size. However, reduced grants are made from time to time in the discretion of the Committee.

  Under the Stock Plan, on February 23, 1998, the Committee granted executive officers options to purchase a total of 650,460 shares of Common Stock at $15.5313 per share. These one-time grants were equivalent to the appropriate number of shares for which options would normally be granted to each executive officer over a three-year period. They vest on the earlier of (i) five years from the date of grant or (ii) 50% at such time as the average closing price of the Company's Common Stock equals or exceeds 150% of the grant price for any 21-consecutive trading day period and the remaining 50% at such time as the price equals or exceeds 200% of the grant price for any 21-consecutive trading day period.

  Due to the depressed price of the Common Stock in the third quarter, the Company offered all employees an opportunity in September 1998 to exchange outstanding stock option agreements ("old options") for reissued options for a reduced number of shares, exercisable at the average market price on September 18, 1998, or $6.91 ("new options"). In exchange for each new option, employees tendered for cancellation (i) old options granted prior to January 1, 1998, on a two-for-one share basis; and (ii) old options granted after January 1, 1998, on a one and one-half-for-one share basis. Additional options were granted at the same time to certain executive officers.

  In total, options to purchase 950,079 shares of Common Stock were granted under the Stock Plan in September, and previously issued options to purchase 1,083,960 shares of Common Stock were cancelled. The exercise price of the cancelled options ranged from to $11.00 to $20.00 per share. The new option grants have the following terms: (1) ten-year expiration date; (2) exercise price equal to the average of the high and low market prices on grant date, or $6.91; and (3) vesting on the earlier of (i) one year (for cancelled, non-performance options which had been granted to non-executive officers) or 5 years (for cancelled performance options which had been granted to executive officers) from date of grant or (ii) 50% at such time as the average closing price of the Company's Common Stock equals or exceeds $10.36 per share for any 21-consecutive trading day period, and (iii) the remaining 50% at such time as the price equals or exceeds $13.81. Vesting of new options was accelerated in accordance with their terms upon commencement of the WHX Offer.

  The following table reflects the cancellation of old options and replacement with new options described above for named executive officers:

                        Ten-Year Option/SAR Repricings

                                                                                                 Length
                                                                                              of Original
                                      Number                                                  Option Term
                                   of Securities     Market                                    Remaining
                                    Underlying   Price of Stock Exercise Price                 at Date of
                                   Options/SAR's   at Time of     at Time of                  Repricing or
                                    Repriced or   Repricing or   Repricing or       New        Amendment
Name                       Date    Amended(#)(1)  Amendment(2)   Amendment(3)  Exercise Price  (years)(3)
----                     --------  ------------- -------------- -------------- -------------- ------------
Rawles Fulgham..........  9/18/98         --             --            --              --          --
Graham L. Adelman.......  9/18/98      97,900       $6.90625        $16.19        $6.90625        9.16
Juan M. Bravo...........  9/18/98     129,000        6.90625         16.20         6.90625        8.99
George W. Pasley........  9/18/98      75,500        6.90625         16.60         6.90625        9.10
Jeanette H. Quay........  9/18/98      10,300        6.90625         17.41         6.90625        8.70
J. L. Jackson...........  9/18/98         --             --            --              --          --

--------
(1) Sum of all securities underlying options reissued as follows: (i) 2 old-for-1 new formula used for options granted prior to 1998; and (ii) 1.5 old-to-1 new formula used for options granted during 1998.
(2) Average of the high and low market price of Common Stock on cancellation date.
(3) Weighted average.

Chief Executive Officer Compensation

  Mr. Jackson, who served as Chairman and Chief Executive Officer and President and Chief Operating Officer until July 1, 1998, retired on October 13, 1998, and did not receive a salary increase or any incentive payment for fiscal 1998. Mr. Jackson did not receive retirement or severance enhancements, and none of his stock options were cancelled and replaced.

  Mr. Fulgham, who served as acting President and Chief Executive Officer from July 1, 1998, to December 14, 1998, received $1,000 per day for his services. Upon election as Chairman and Chief Executive Officer on December 14, 1998, the Board established an annual base salary of $500,000 for his position and granted Mr. Fulgham an option to purchase 200,000 shares of Common Stock at the average of the high and low market price on that date, or $8.09. The option vests at the earlier of 5 years or 50% when the market price exceeds the exercise price by 50%, and 100% when the average market price exceeds the exercise price by 100%.

Compliance with Internal Revenue Code Section 162(m)

  Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid during a year to a public company's chief executive officer and its four other most highly compensated executed officers to $1 million, unless specified conditions are met. Certain performance-based compensation is not subject to the deduction limitation. The Company did not have nondeductible compensation expense during the Transition Period and 1998 and is not expected to have such in 1999. The 1992 Stock Compensation Plan limits the number of shares for which options may be granted in any year to a participant in order to maximize under Section 162(m) the amount of compensation expense that may be deductible to the Company.

                                       Members of the Executive Compensation
                                        Committee:

                                           Richard W. Vieser, Chairman
                                           David H. Blake
                                           Samuel B. Casey, Jr.

  The foregoing Report on Executive Officer Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Interlocks and Insider Participation

  There were no committee interlocks.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

  The following table reflects the cash and non-cash compensation paid or accrued for the Chief Executive Officer and named executive officers of the Company for the years indicated.

                                                                 Long Term
                                   Annual Compensation          Compensation
                              --------------------------------- ------------
                                                                 Securities
                                                   Other Annual  Underlying   All Other
   Name and Principal          Salary      Bonus   Compensation   Options/   Compensation
        Position         Year  ($)(1)       ($)       ($)(2)     SAR's (#)      ($)(3)
   ------------------    ---- --------    -------- ------------ ------------ ------------
Rawles Fulgham.......... 1998 $221,310(4) $      0   $     0      200,000      $     0
 Chairman of the Board
  and Chief              1997      --          --        --           --           --
 Executive Officer       1996      --          --        --           --           --

Graham L. Adelman....... 1998  252,468           0         0      162,000        3,750
 President and Chief
  Operating              1997  220,834      20,000     6,665        9,400        3,625
 Officer And Director    1996  200,000      82,400    29,333       13,500        5,603

Juan M. Bravo........... 1998  265,000           0         0       79,500        2,727
 Vice President;
  President              1997  240,000      30,500    10,880       10,000        2,520
 Harbison-Walker
  Refractories, Inc.     1996  235,000     160,000    53,023       24,000       10,380

George W. Pasley........ 1998  180,000           0         0       85,250        2,363
 Vice President--
  Communications         1997  160,000      15,000     5,002        5,500            0
                         1996   53,333      10,500     3,729       15,000          693

Jeanette H. Quay........ 1998  144,152      50,000         0       50,000        3,563
 Vice President--General
  Counsel                1997  130,000      16,351     4,998            0        2,940
 and Secretary           1996  102,315      30,000    10,569            0        1,710

J. L. Jackson........... 1998  477,724           0         0      200,000       10,656
 Retired Chairman and
  Chief                  1997  550,000           0         0       25,000        1,917
 Executive Officer,
  President and          1996  550,000     350,000    56,349       34,250       20,967
 Chief Operating Officer

--------
(1) Information provided for 1997 includes amounts paid during the Transition Period as follows: Adelman, $37,500; Bravo, $40,000; Pasley, $26,667; Quay, $22,000; and Jackson, $91,667.
(2) The amounts in this column represent discounts (75% of the average closing price) given on stock units deemed purchased with incentive compensation deferred under the Company's Deferred Compensation Plan. This column also includes amounts paid to Mr. Bravo in 1996 and 1997 related to his relocation from Mexico. Applicable regulations set certain reporting levels for certain non-cash compensation.
(3) The amounts shown for 1998 include matching contributions made under the Company's Deferred Savings Plan as follows: Mr. Adelman, $3,750; Mr. Bravo, $2,727; Mr. Pasely, $2,363; Ms. Quay, $3,563; and Mr. Jackson, $2,042; and payment of non-qualified pension benefits as follows: Mr. Jackson, $5,280. No contributions or payments were made during the Transition Period. Prior to 1997, this column reflected pension benefits on amounts deferred under the Deferred Compensation Plan. The Deferred Compensation Plan was amended in 1997 to eliminate pension benefit credits.
(4) Includes $44,400 paid to Mr. Fulgham as a non-employee Director prior to his being elected Chairman of the Board and Chief Executive Officer.

Option/SAR Grants in Last Fiscal Year

  The following table summarizes options granted during the 12 months ended December 31, 1998, and the potential value of shares subject to such options upon their expiration in 2008. The Company granted no options during the Transition Period.

                                                                                        Potential
                                                                                   Realizable Value at
                          Number of     Percent of Total                         Assumed Annual Rate of
                          Securities      Options/SARs                          Stock Price Appreciation
                          Underlying       Granted to    Exercise or               for Option Term(2)
                         Options/SARs     Employees in   Base Price  Expiration -------------------------
          Name            Granted (#)     Fiscal Year      ($/sh)       Date         5%          10%
          ----           ------------   ---------------- ----------- ---------- ------------ ------------
Rawles Fulgham..........       5,000          0.31%        $15.53      2/23/08  $     48,838 $    123,764
                              20,000          1.23          17.13      5/20/08       215,396      545,857
                             200,000         12.31           8.09     12/14/08     1,018,023    2,579,871

Graham L. Adelman.......      50,000          3.08           6.91      9/18/08       217,283      550,638
                              50,000(1)       3.08           6.91      9/18/08       217,283      550,638
                              50,550          3.11           8.90     12/14/08       283,056      717,319

Juan M. Bravo...........      60,000(1)       3.69           6.91      9/18/08       260,598      660,407

George W. Pasley........      36,666(1)       2.26           6.91      9/18/08       159,252      403,575

Jeanette H. Quay........       2,533(1)       0.16           6.91      9/18/08        11,008       27,895
                              44,217          2.72           8.90     12/14/08       247,594      627,452

J. L. Jackson...........     200,000         12.31          15.53      2/23/08     1,953,510    4,950,578

All Shareholders........  22,108,853                        10.69                148,600,484  376,582,802

--------
(1) Reflects options reissued in September 1998 on a 1.5-to-1 ratio on shares granted earlier in 1998. Does not include grants made on a 2-to-1 ratio in September 1998 in exchange for the cancellation of options issued prior to 1998, as follows: Mr. Adelman, 11,450 shares; Mr. Bravo, 19,500 shares; Mr. Pasley, 10,250 shares; and Ms. Quay, 3,250 shares.
(2) The Potential Realizable Value for all shareholders represents the aggregate value at the end of 10 years of all Common Stock outstanding on December 31, 1998, which then had a value of $10.69, assuming the same rates of appreciation used to calculate the Potential Realizable Value of shares subject to the stock options summarized in the table. Such information is shown for comparison purposes only and does not represent an estimate or prediction of future Company stock price.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Value Table

  The following table summarizes the value at December 31, 1998, of all shares subject to options granted to the named executive officers of the Company to the extent not then exercised. No options were exercised during the Transition Period or the 12 months ending December 31, 1998, by any of the named executive officers.

                               Number of Securities      Value of Unexercised
                              Underlying Unexercised     In-the-Money Options
                              Options at Fiscal Year      at Fiscal Year-End
                             ------------------------- -------------------------
                             Exercisable Unexercisable Exercisable Unexercisable
            Name                 (#)          (#)          ($)          ($)
            ----             ----------- ------------- ----------- -------------
Rawles Fulgham..............    46,000      200,000     $      0     $518,750
Graham L. Adelman...........   111,450       50,550      421,420      131,113
Juan M. Bravo...............    79,500            0      300,609            0
George W. Pasley............    85,250            0      322,352            0
Jeanette H. Quay............     5,783       44,217       21,867      114,688
J. L. Jackson...............   439,550            0            0            0

The year-end value of the Common Stock was $10.6875

Retirement Plans

  The estimated total annual retirement benefits payable at age 65 under pension plans in which Messrs. Fulgham, Adelman, Bravo, Pasley, and Jackson and Ms. Quay participate are set forth below. Retirement benefits will not become vested until the completion of a five-year vesting period, as follows:
Mr. Fulgham, 2003; Mr. Adelman, 2000; Mr. Bravo, 1999; Mr. Pasley, 2001; and Ms. Quay, 2001. Mr. Jackson retired and began receiving pension benefits under the plan in 1998.

                              Pension Plan Table

                                           Years of Service
                           ----------------------------------------------------------------
       Remuneration           5                 15                 25                 35
       ------------        -------           --------           --------           --------
        $  150,000         $ 6,486           $ 20,624           $ 38,597           $ 56,568
           200,000          13,986             44,291             82,263            120,235
           400,000          28,986             91,625            169,597            247,569
           600,000          43,986            138,958            256,930            374,902
           800,000          58,986            186,291            344,263            502,235
         1,000,000          73,986            233,625            431,597            629,569
         1,200,000          88,986            280,958            518,930            756,902

  Less than 10% of the amounts shown in the "Salary" and "Bonus" columns of the Summary Compensation Table for each of the named individuals is excluded in determining benefits. Years of credited service for the named individuals are as follows: Mr. Fulgham, .04 years; Mr. Adelman, 3.44 years; Mr. Bravo,
3.00 years; Ms. Quay, 2.96 years; and Mr. Pasley, 2.33 years.

  Benefits are computed as straight-life annuity amounts that may be paid in various forms. Amounts shown in the pension plan table reflect a deduction for estimated Social Security benefits and are not subject to further deduction for Social Security or other offset amounts.

Employment and Termination Arrangements

  On July 10, 1998, following Mr. Jackson's notification to the Board of his desire to terminate his employment with the Company by retiring and to resign his positions as Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer, the Company entered into an agreement with him which provided, in part, that his termination as an employee would not occur until October 13, 1998. Accordingly, through October 13, 1998, Mr. Jackson continued to receive all compensation in the form of base pay and employee benefits to which he was entitled on his resignation date. Mr. Jackson resigned from the above-listed positions on July 10, 1998, and retired on October 13, 1998.

  The Company has entered into change in control severance agreements with certain executives of the Company. Generally, the form of severance agreement (the "Severance Agreement") provides that if the Company terminates the executive's employment under circumstances constituting a "Qualifying Termination" during a specified period following a "Change in Control" of the Company (the "Period"), the executive will be entitled to receive an amount in cash (the "Severance Payment") equal to the result of multiplying a certain number (the "Multiplier") by the executive's total annual compensation, which includes: (a) the highest annual rate of base salary during the 12-month period immediately prior to the executive's date of termination and (b) an amount equal to the target bonus opportunity of the executive for the fiscal year of the Company in which the date of termination occurs or, if greater, in which a Change in Control occurs. In addition, the Company will pay the executive a lump-sum payment in an amount equal to the value of the additional benefits that would have been payable under the Company's pension and retirement plans if the executive had continued in the employ of the Company for the number of years equal to the Multiplier and had been compensated at the rate of base salary and bonus in effect as of his date of termination (assuming that the Company would have made the maximum contributions permitted under any Company savings programs). The Company will also continue to provide, for the number of years equal to the Multiplier, for the executive and the executive's dependents, the same level of medical, dental, accident, disability, and life insurance benefits to which the executive was entitled immediately prior to the date of termination, or if more favorable, prior to the Change in Control. A "Qualifying Termination" is defined as a termination by the Company other than for Cause (as defined in the executive's severance agreement) or a voluntary termination by the executive for Good Reason (as defined in the executive's severance agreement). In the event that such payments to the executives become subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the executives shall also be entitled to receive a "gross up" payment in respect of the excise and any income and excise taxes on such gross-up payment. The Severance Agreement also provides for reimbursement by the Company of legal fees and related expenses incurred by the executive in connection with the severance agreement (including interest thereon) subject to a requirement that the executive repay such amounts to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by the executive was frivolous or advanced in bad faith.

  For purpose of the Severance Agreement, a "Change in Control" occurs (A) when individuals who constituted the Board of Directors of the Company as of the date of the applicable severance agreement (the "Incumbent Board") and individuals whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (who shall after election be considered members of the Incumbent Board unless such election occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) shall cease to constitute a majority of the Board; (B) when an individual, entity or group acquires beneficial ownership of 30% or more of the combined voting power of the Company's then-outstanding securities eligible to vote for the election of the Board (subject to certain exceptions); (C) upon the consummation of a merger, consolidation or other similar transaction (subject to certain exceptions); or (D) upon approval by the shareholders of the Company of a plan of complete liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company.

  The Company has entered into severance agreements (in the general form of the Severance Agreement) with each of Messrs. Fulgham, Adelman, Bravo, and two other executive officers providing for a Period equal to 36 months, a Multiplier equal to three (3), and an excise tax gross-up payment as described above. The Company has also entered into severance agreements (in the general form of the Severance Agreement) with each of Mr. Pasley, Ms. Quay, and two other executive officers providing for a Period equal to 30 months, a Multiplier equal to two and one-half (2.5), and an excise tax gross-up payment described above.

  Pursuant to the Company's 1992 Stock Compensation Plan, as amended, in the case of an impending merger, reorganization, or liquidation of the Company, or sale of substantially all of its business or property, the Board may, at its discretion and without shareholder approval, declare some or all outstanding options to be immediately exercisable in full. Pursuant to the related forms of stock option agreement, the vesting of options will accelerate in the event of a change in control or if a tender offer is made by any "person" within the meaning of Section 14(d) of the Securities Exchange Act of 1934, as amended, for 30% or more of the Common Stock. Accordingly, as a result of the WHX Offer, the options granted pursuant to such agreements have become fully vested. The change in control definition is the same as in the Severance Agreement (see above), except that (a) the exception to the trigger for shareholder approval of the merger is continuing shareholders owning 50% of the voting power of the surviving corporation; and (b) another exception to such trigger is a governmental action or investigation seeking to prohibit or restrain the consummation of a merger, in which case all unexercised options will remain exercisable until the Company receives written notice of the action or investigation. Such options shall become exercisable on the earlier of another change in control event, the consummation of the merger, or the dismissal or settlement of the action or investigation.

                             CERTAIN TRANSACTIONS

  Ameri-Forge Corporation ("AFC"), a subsidiary of the Company, entered into a Shareholder Agreement, Distribution Agreement, and Stock Consignment Agreement with Linser Industrie Service GmbH ("LIS-Germany") effective March 1998, whereby AFC acquired 25% of LIS-Germany and granted LIS-Germany certain rights to distribute AFC products. In a separate transaction, AFC acquired a subsidiary of Linser Industry Services, Inc. ("LIS-US") and rights to distribute LIS-Germany products within the United States. Although Mr. Herbert Linser, an executive officer of the Company, received no consideration from the above transactions, his wife and children own 72% of LIS-Germany and 100% of LIS-US. During the Transition Period, the Company paid LIS-Germany $0 and LIS-US $39,986. During the 12 months ended December 31, 1998, the Company paid LIS-Germany $854,341 and LIS-US $1,046,830.

                               PERFORMANCE GRAPH

  The graph set forth below compares, for the period October 31, 1993, through December 31, 1998, the cumulative total returns for Global's Common Stock, the Standard & Poor's SmallCap 600 Index, a New Peer Group comprised of Cooper Industries, Inc., Ingersoll-Rand Company, Minerals Technologies Inc., and Oglebay Norton Company, and the Old Peer Group comprised of Cooper Industries, Inc., Harnischfeger Industries, Inc., Ingersoll-Rand Company, Minerals Technologies Inc., and Oglebay Norton Company. As a result of strategic decisions by the Company, two members of the Old Peer Group are no longer appropriate: the Company (i) acquired A. P. Green Industries, Inc. in July 1998 and (ii) divested its surface mining equipment operations in August 1997, thereby eliminating any similarities between the businesses of the Company and Harnischfeger Industries, Inc. The graph assumes an investment on October 31, 1993, of $100 in each of the Company's Common Stock, the stocks comprising the Standard & Poor's SmallCap 600 Index, and the common stocks of companies in the New Peer Group and companies in the Old Peer Group, assuming that all paid dividends were reinvested.

                COMPARISON OF 62 MONTH CUMULATIVE TOTAL RETURN*
                  AMONG GLOBAL INDUSTRIAL TECHNOLOGIES, INC.,
                         THE S & P SMALLCAP 600 INDEX,
                    A NEW PEER GROUP, AND AN OLD PEER GROUP

                       [PERFORMANCE GRAPH APPEARS HERE]

*$100 invested on 10/31/93 in stock or index, including reinvestment of dividends.

                                                  Cumulative Total Return
                                            -----------------------------------
                                            10/93 10/94 10/95 10/96 10/97 12/98
                                            ----- ----- ----- ----- ----- -----
GLOBAL INDUSTRIAL TECHNOLOGIES, INC........  100    99   136   148   135    85
NEW PEER GROUP.............................  100    86    86   102   138   150
OLD PEER GROUP.............................  100    87    90   109   141   138
S&P SMALLCAP 600...........................  100    97   117   141   186   194

  The Performance Graph above shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

                          2. MAXIMIZE VALUE PROPOSAL

  Mr. Charles Miller, 23 Park Circle, Great Neck, New York, claiming ownership for more than one year of Common Stock of the Company with a market value of at least $2,000 and representing that he will continue to hold the same through the date of the Annual Meeting, has submitted the following resolution for inclusion in this Proxy Statement and stated his intention to have the same presented at the Annual Meeting. The text of the proposal is as follows:

                           MAXIMIZE VALUE RESOLUTION

  Resolved that the shareholders of Global Industrial Technologies, Inc. Corporation [sic] urge the Global Industrial Technologies, Inc. Board of Directors to arrange for the prompt sale of Global Industrial Technologies, Inc. to the highest bidder.

  The purpose of the Maximize Value Resolution is to give all Global Industrial Technologies, Inc. shareholders the opportunity to send a message to the Global Industrial Technologies, Inc. Board that they support the prompt sale of Global Industrial Technologies, Inc. to the highest bidder. Even if it is approved by the majority of the Global Industrial Technologies, Inc. shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Global Industrial Technologies, Inc. Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution:

  The prompt auction of Global Industrial Technologies, Inc. should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

  The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

                 I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION



                    RESPONSE OF THE BOARD OF DIRECTORS OF
                    GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

                   YOUR BOARD OPPOSES THIS RESOLUTION AND
                 RECOMMENDS A VOTE "AGAINST" THE RESOLUTION.

   The subject of shareholder value is considered often by the Board and management of the Company. For several reasons, the Board strongly believes that implementation of the resolution described above would not be in the best interests of the shareholders of the Company and, contrary to the title of the resolution, would not maximize value to the shareholders.

   The Board, a majority of whose members are independent, takes seriously its fiduciary obligation to act in the best interests of the Company and its various constituencies, including its shareholders. Consistent with its fiduciary duties and responsibilities to the shareholders, the Board continually reviews and monitors the Company's business and progress, as well as developments in the Company's industries. Accordingly, the Board is in the best and most informed position to evaluate and consider all of the options that may be available to the Company from time to time including if, when, and under what conditions a sale of the Company should be considered.

   The resolution calls for the prompt sale of the Company to the highest bidder without regard to the relative merits of other alternatives or the results of any process to explore that possibility. In the Board's opinion, the initiation of the type of auction process called for by the shareholder proposal would create a "forced sale" atmosphere that could have the effect of reducing the perceived value of the Company to a "fire sale" level, thus forcing the Company to negotiate with bidders from a position of weakness.

   As the Board regularly evaluates the strategic direction of the Company, it will continue to consider all options for enhancing the value of the Company and will pursue the course of action that it believes will best achieve that objective. To that end, on March 29, 1999, the Board instructed management, with the assistance of the Company's financial advisors, to explore and evaluate a number of alternatives to generate shareholder value that may be greater than that which the Company's business plan can create. Such alternatives could include a possible merger or strategic combination. As the Company is committed to exploring these alternatives, it does not believe that it is in the best interests of shareholders to have the Company initiate a process that places the Company in a position of weakness. Accordingly, the Board urges shareholders to vote "AGAINST" the adoption of this shareholder proposal.

   Management welcomes input from the Company's shareholders and will carefully consider meaningful suggestions to increase or maximize shareholder value. However, for the reasons set forth above, the Board unanimously urges a vote against the foregoing proposal. Because the Board of Directors does not believe that the shareholder proposal described above is in the best interests of all of the shareholders of the Company, the Board vigorously opposes this shareholder proposal.

   The Board of Directors unanimously recommends that the shareholders vote "AGAINST" the adoption of this shareholder proposal. This resolution is precatory and non-binding on the Board, even if approved by shareholders. Approval of this shareholder proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to be voted at the Annual Meeting. Unless otherwise directed, the persons named in the enclosed proxy will vote the shares of Common Stock represented by all proxies received prior to the Annual Meeting, and not properly revoked, excluding broker non-votes, AGAINST this shareholder proposal.

                    3. RULE 14a-8 DECLASSIFICATION PROPOSAL

  Mr. William Steiner, 4 Radcliff Drive, Great Neck, New York, claiming ownership for more than one year of Common Stock of the Company with a market value of at least $2,000 and representing that he will continue to hold the same through the date of the Annual Meeting, has submitted the following resolution for inclusion in this Proxy Statement and stated his intention to have the same presented at the Annual Meeting. The text of the proposal is as follows:

              ELIMINATE CLASSIFIED BOARD OF DIRECTORS RESOLUTION

  "RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

                       SHAREHOLDER SUPPORTING STATEMENT

  The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for it's implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and it's stockholders.

  I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

  The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the company will be managed in a manner that is in the best interests of the stockholders.

  I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

                 I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION



                    RESPONSE OF THE BOARD OF DIRECTORS OF
                    GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

                   YOUR BOARD OPPOSES THIS RESOLUTION AND
                 RECOMMENDS A VOTE "AGAINST" THE RESOLUTION.

   The Board of Directors has been divided into three classes since its spin-off from Dresser Industries, Inc. in 1992. Under this system, each director serves a three-year term, each class is as nearly equal as possible in size (subject to resignations and retirement) and one of the three classes is elected each year. This staggered election of directors is a common practice that has been adopted by the shareholders of many major corporations. The Board is confident that the election of directors by classes is in the best interest of the Company and its shareholders and should not be changed for a number of reasons.

   The Board believes that the election of directors by classes assures continuity and stability in the management of the affairs of the Company, because, at any given time, a majority of the Board generally will have had prior experience as directors of the Company. This serves to provide solid knowledge of the business and industry, long-term strategic planning, informed oversight of corporate policies and orderly development of strategies and operations to enhance shareholder value. This also permits a more orderly process for a change in the composition of the Board and Company policies and strategies.

   Moreover, the Board believes that directors elected for staggered terms are not any less accountable or responsive to shareholders than they would be if elected annually. The same standards of performance apply to all of the directors regardless of the term of service. Further, the shareholders retain their ability to replace incumbent directors or propose and elect alternative nominees for the class of directors to be elected each year. Thus, the shareholders continue to enjoy a significant opportunity to express their views regarding the Board's performance and to influence the Board's composition.

   The Board of Directors unanimously recommends that the shareholders vote "AGAINST" the adoption of this shareholder proposal. This resolution is precatory and non-binding on the Board, even if approved by shareholders. Approval of this shareholder proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to be voted at the Annual Meeting. Unless otherwise directed, the persons named in the enclosed proxy will vote the shares of Common Stock represented by all proxies received prior to the Annual Meeting, and not properly revoked, excluding broker non-votes, AGAINST this shareholder proposal.

                       4. WHX DECLASSIFICATION PROPOSAL

  WHX has made a proposal to declassify the Board of Directors which is designed to reach the same substantive result as the Rule 14a-8 Declassification Proposal proposed by Mr. Steiner. For all of the same reasons set forth immediately above, your Board unanimously recommends a vote "AGAINST" the WHX Declassification Proposal. This resolution is precatory and non-binding on the Board, even if approved by shareholders. Approval of this shareholder proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to be voted at the Annual Meeting. Unless otherwise directed, the persons named in the enclosed proxy will vote the shares of Common Stock represented by all proxies received prior to the Annual Meeting, and not properly revoked, excluding broker non-votes, AGAINST this shareholder proposal.

  The text of the WHX Declassification Proposal is as follows:

    "RESOLVED, that unless the classification of the Board of Directors is approved by an affirmative vote of a majority of the stockholders at a meeting of stockholders called by the Board for such purpose, the stockholders of Global Industrial Technologies, Inc. (the "Company") hereby request that the Company's Board of Directors promptly take all appropriate steps to seek to amend its Certificate of Incorporation to eliminate the classification of the Board of Directors and to require that all Directors stand for election annually, all in a manner permitted by applicable law."


     AGAIN, YOUR BOARD OF DIRECTORS OPPOSES THIS RESOLUTION AND RECOMMENDS
                       A VOTE "AGAINST" THIS RESOLUTION

               5. PROPOSAL TO ELIMINATE STOCKHOLDER RIGHTS PLAN

  WHX has submitted a proposal to eliminate the Company's Stockholder Rights Plan. For the reasons set forth below the text of the proposal, your Board of Directors recommends a vote "AGAINST" the WHX Rights Plan Proposal. The text of the Rights Plan Proposal is as follows:

    "RESOLVED, that the stockholders of Global Industrial Technologies, Inc. (the "Company") hereby request that the Board of Directors of the Company terminate the Rights Agreement dated as of October 31, 1995, as amended on February 16, 1998, September 18, 1998 and October 5, 1998 and redeem the rights distributed thereunder, unless the Rights Agreement is approved by an affirmative vote of a majority of the stockholders at a meeting of stockholders to be called by the Board for such purpose, and that this policy of stockholder approval apply to all "rights plans" considered at any time by the Board."


                     RESPONSE OF THE BOARD OF DIRECTORS OF
                     GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

        YOUR BOARD OF DIRECTORS OPPOSES THIS RESOLUTION AND RECOMMENDS
                       A VOTE "AGAINST" THIS RESOLUTION

   The Company's Stockholder Rights Plan (the "Rights Plan") is intended to protect the interests of the Company and all shareholders. The Rights Plan is designed to protect against attempts--like the current attempt by WHX-- to acquire the Company for an inadequate price and other abusive practices that do not treat all shareholders equally. Because the federal securities laws do not require a shareholder vote on cash tender offers, prior to the advent of rights plans it was commonplace for acquirors to structure their acquisitions as coercive two-tiered takeover bids where shareholders had little choice but to sell or risk receiving an even lower price from the acquiror in the second step of the transaction. In addition, bidders can use other takeover tactics seeking to acquire control of a target company through a tender offer or otherwise, without offering to pay a price that the board of directors believes represents a full and fair price for the company. When an unsolicited tender offer is used to acquire control, the tender offer can, and is often intended to, pressure shareholders into tendering their shares prior to realizing the full value of such shares. Rights plans are intended to correct this flaw by strengthening a company's (and therefore its shareholders') negotiating power and allowing time for other bidders to surface. The Rights Plan is currently serving this function in connection with the WHX Offer. By keeping the Rights Plan in place, the Board is in a position to carry out the course of action it announced on March 29, 1999--to explore alternatives to generate shareholder value that may be greater than that which the Company's business plan can create.

   According to a study released by Georgeson & Company Inc. in November 1997, shareholders of companies with rights plans received $13 billion in additional takeover premiums during the five year period from 1992 to 1996 and shareholders of companies without rights plans surrendered up to $14.5 billion in potential value. The study also found that (i) premiums paid to target companies with rights plans averaged 8% higher than premiums paid for target companies without rights plans, (ii) the presence of a rights plan did not increase the likelihood of the defeat of a hostile takeover bid, and (iii) rights plans did not reduce the likelihood that a company would become a takeover target.

   Under Delaware law, the Board has the responsibility to manage and direct the Company's business and affairs, and the Board believes that the adoption of the Rights Plan was a valid and proper exercise of that responsibility. The Board is continuing to evaluate all alternatives to discharge its fiduciary duties in connection with the WHX Offer, and believes that to redeem the Rights Plan at this time would only serve to enhance WHX's ability to take control of your Company while paying you an inadequate price.

   Your Board unanimously recommends a vote "AGAINST" this proposal to eliminate the Stockholder Rights Plan. This resolution is precatory and non-binding on the Board, even if approved by shareholders. Approval of this shareholder proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to be voted at the Annual Meeting. Unless otherwise directed, the persons named in the enclosed proxy will vote the shares of Common Stock represented by all proxies received prior to the Annual Meeting, and not properly revoked, excluding broker non-votes, AGAINST this shareholder proposal.

  GIVEN THESE REASONS DISCUSSED ABOVE, YOUR BOARD OF DIRECTORS UNANIMOUSLY OPPOSES ALL OF THE WHX PROPOSALS AND URGES YOU NOT TO SIGN THE BLUE PROXY CARDS SENT TO YOU BY WHX.

  EVEN IF YOU PREVIOUSLY SIGNED AND RETURNED WHX'S BLUE PROXY CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. WE URGE YOU TO SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                               6. OTHER MATTERS

  The Board of Directors is not aware of any other matter to be presented for action at the Annual Meeting. However, if any other matter is properly presented, the persons named in the enclosed form of proxy will vote upon it in accordance with their judgment.

                       PARTICIPANTS IN THE SOLICITATION

  Under applicable regulations of the Securities and Exchange Commission, each member of the Board, certain executive officers and other employees of Global and certain other persons may be deemed to be a "participant" in Global's solicitation of proxies. The principal occupations and business addresses of each participant are set forth in Schedule A. Information about the present ownership of Global securities by directors and certain executive officers is provided in this Proxy Statement.

                    INFORMATION ON INDEPENDENT ACCOUNTANTS

  The Board of Directors has designated the firm of Pricewaterhouse Coopers LLP ("PwC") as independent accountants of the Company for the 1998 fiscal year. No member of PwC or any of its associates has any financial interest in the Company or its affiliates. A representative of PwC will be present at the Annual Meeting to answer appropriate questions from the shareholders and will be afforded an opportunity to make any statement on behalf of PwC.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors, and greater than 10% beneficial owners also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company, the Company believes that all filing requirements under Section 16(a) applicable to its officers, directors, and greater than 10% beneficial owners were complied with during fiscal 1998, except that on January 7, 1999, Ms. Quay reported her beneficial ownership of stock acquired on December 14, 1998; and on April 14, 1998, two executive officers reported beneficial stock ownership each acquired on April 1, 1998.

                            EXPENSE OF SOLICITATION

  The cost of soliciting proxies will be borne by the Company. In addition, the Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for charges and expenses in forwarding proxies and proxy material to beneficial owners. The Company has retained Morrow & Company Inc., New York, New York, to assist in the solicitation at a cost of $10,000, plus reasonable out-of-pocket expenses.

               SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

  In order for a shareholder proposal to be included in the proxy and Proxy Statement of the Company relating to an Annual Meeting of shareholders, a shareholder proponent must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. A proposal intended to be presented by a shareholder at the 2000 Annual Meeting must be received by the Secretary of the Company at its principal executive offices not later than December 14, 1999. If not received by such date, pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, a shareholder proposal shall not be considered for inclusion in the Company's Proxy Statement and form of proxy relating to the Annual Meeting of Shareholders which is currently scheduled for Wednesday, March 15, 2000.

  The Restated Certificate of Incorporation of the Company sets forth the procedure to be followed by a shareholder who wishes to bring certain business before an Annual Meeting. Generally, only a shareholder of record entitled to vote at the meeting may make a proposal and must do so by means of a written notice setting forth, as to each matter proposed, a brief description of the business desired to be brought before the meeting and the reasons therefor. The notice must be directed to the Secretary of the Company and delivered to its principal executive offices not less than 50 days prior to the meeting; provided that in the event that less than 50 days notice is given to the shareholder by the Company of the Annual Meeting, such notice by the shareholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the Annual Meeting was mailed by the Company. Any material interest such shareholder has in any such matter, as well as the shareholder's name and address as they appear in the Company's books and the class and number of shares of capital stock of the Company owned by the shareholder beneficially and of record, is also required to be stated. The Chairman of the Annual Meeting shall determine whether, based upon the facts presented, any business is properly brought before the meeting.

                             FINANCIAL STATEMENTS

  Consolidated financial statements of the Company and its subsidiaries are contained in the Company's Annual Report on Form 10-K for the Transition Period and for the 12 months ended December 31, 1998, which is being delivered with this Notice and Proxy Statement.

                                  SCHEDULE A

          INFORMATION CONCERNING THE DIRECTORS AND CERTAIN EXECUTIVE
            OFFICERS AND EMPLOYEES OF GLOBAL AND OTHER PARTICIPANTS
                         WHO MAY ALSO SOLICIT PROXIES

  The following tables set forth the name, principal business address, and the present office or other principal occupation or employment, and the name, principal business, and the address of any corporation or other organization in which such employment is carried on, of the Directors and certain executive officers and employees of Global who may also solicit proxies from shareholders of Global. Unless otherwise indicated, the principal occupation refers to such person's position with Global and the business address is Global Industrial Technologies, Inc., 2121 San Jacinto Street, Suite 2500, Dallas, Texas 75201.

                                   DIRECTORS

  Information with respect to the Company's Directors who are deemed participants in the solicitation is set forth on pages 3 and 6 of this Proxy Statement. The name, business, and address of the other participants' organization of employment are as follows:

              EXECUTIVE OFFICERS, MANAGEMENT AND OTHER EMPLOYEES

  The principal occupations of certain of the Company's executive officers and certain other members of management who are deemed participants in the solicitation are set forth below. The principal business address of each of such persons is that of the Company.

                Name                         Principal Occupation
                ----                         --------------------
     James B. Alleman.......... Vice President--Human Resources
     Juan M. Bravo............. President--Harbison-Walker Refractories, Inc.
     George W. Pasley.......... Vice President--Communications
     Jeanette H. Quay.......... Vice President--General Counsel and Secretary
     Donna A. Reeves........... Vice President--Controller
     Alfred L. Williams........ Senior Vice President and Chief Financial
                                Officer

               INFORMATION REGARDING OWNERSHIP OF THE COMPANY'S
                          SECURITIES BY PARTICIPANTS

  No participant owns any Common Stock of record but not beneficially. The number of shares of Common Stock held by Directors and certain executive officers is set forth on page 6 of this Proxy Statement.

              INFORMATION REGARDING TRANSACTIONS IN THE COMPANY'S
                          SECURITIES BY PARTICIPANTS

  The following table sets forth purchases and sales of Common Stock by the participants listed below during the past two years. Unless otherwise indicated, all transactions are in the public market.

                                               Number of Shares
     Name                                      Acquired (Sold)  Transaction Date
     ----                                      ---------------- ----------------
     Juan M. Bravo............................      6,000            3/26/98
                                                      500            3/26/98
                                                    2,000           10/03/96

               MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

  Except as described in this Schedule A or in the Proxy Statement, none of the participants nor any of their respective affiliates or associates (together, the "Participant Affiliates"), (1) directly or indirectly beneficially own any shares of Common Stock or any securities of any subsidiary of the Company or (2) has had any relationship with the Company in any capacity other than as a shareholder, employee, officer, and Director. Furthermore, except as described in this Schedule A or in the Proxy Statement, no Participant Affiliate is either a party to any transaction or series of transactions since April 1, 1998, or has knowledge of any currently proposed transaction or series of transactions, (1) to which the Company or any of its subsidiaries was or is to be a party; (2) in which the amount involved exceeds $60,000; and (3) in which any Participant Affiliate had, or will have, a direct or indirect material interest.

  Except for the employment agreements described in the Proxy Statement, no Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by the Company or its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Schedule A or in the Proxy Statement, there are no contracts, arrangements or understandings by any Participant Affiliate within the past year with any person with respect to the Company's securities.

[LOGO]
     Global Industrial Technologies
     Shareholders, Customers, Employees

                                                                  April 16, 1999

Dear Fellow Global Industrial Shareholders:


It is my pleasure and privilege to bring you this review of what I consider to be one of Global's most compelling and challenging years of growth and change. Strategically, it was also a very important year; and Global is stronger, more focused, and better positioned because of measures recently implemented to take full advantage of opportunities inherent in our strategy.

We are confident that the many important steps we have taken have positioned your Company for substantially improved operating and bottom-line results in 1999. We are well on our way to realizing our goal of profitability during the first half of 1999. In fact, we recently reported a profit of $0.15 per share from continuing operations for the first quarter of this year.

We have determined that to build and enhance shareholder value, we should focus on our core refractories business and have done so by:

  . Selling non-core businesses, including the sale of APG Lime Corp. for approximately $130 million and initiation of a sale process for Ameri-Forge Corporation;

  . Acquiring five refractories businesses, including A. P. Green Industries, Inc., thereby giving Global a substantially increased and improved market position in North America and elsewhere;

  . Initiating and substantially completing a significant restructuring and integration of our refractories operations; and

  . Employing a management team with extensive knowledge of Global's operations, in order that the Board's strategic plan is implemented as quickly as possible.

These actions are expected to produce improved margins and lower interest expenses, which in turn will mean sharply improved financial results in 1999. Annual synergies and cost savings of approximately $30 million have been realized to date as a result of the A. P. Green transaction alone. Additional synergies are expected to be attained during the remainder of 1999.

While we believe that we will be able to fulfill our commitment to enhance shareholder value by achieving stronger results this year, we are also asking our financial advisors to help us explore and evaluate a number of alternatives to generate shareholder value greater than that which our business plan may create. Such alternatives could include a possible merger or other strategic combination. We will proceed with this review carefully and expeditiously.

As you know, WHX Corporation has made a hostile tender offer to acquire Global. Your Board has unanimously determined that the WHX offer is inadequate, and shareholders should not tender their shares of Global stock to WHX. WHX is seeking to buy the Company as cheaply as possible for the benefit of WHX's shareholders. As Global is committed to exploring alternatives to enhance shareholder value, the Company does not believe that it is in the best interests of shareholders to have a "bidder" on the Board of Directors. Accordingly, the Board urges shareholders to vote "FOR" Sheldon R. Erikson, its nominee, in order to provide the Board with an adequate opportunity to evaluate the alternatives available to Global.

In addition, we are asking you to vote "AGAINST" WHX and the other shareholder proposals described in the accompanying proxy statement.

On behalf of the Board of Directors, I thank you for your investment in and support of Global.

                                        Sincerely,

                                        /s/ RAWLES FULGHAM

                                        Rawles Fulgham
                                        Chairman and Chief Executive Officer

                                                                                                                          Appendix A
[LOGO]


                                                      YOUR BOARD OF DIRECTORS
                                               RECOMMENDS THAT YOU VOTE "FOR" ITEM 1
                                                                                                        FOR     WITHOLD
1.  To elect Sheldon R. Erikson to serve as a Class I Director until the Annual Meeting of              [ ]       [ ]
    of shareholders in 2002 or until his successor is elected or qualified.

                                                      YOUR BOARD OF DIRECTORS
                                      RECOMMENDS THAT YOU VOTE "AGAINST" ITEMS 2, 3, 4, and 5

                                                                                                  FOR     AGAINST      ABSTAIN
2.  Shareholder proposal calling for the prompt sale of the Company.                              [ ]       [ ]         [ ]
                                                                                                  FOR     AGAINST      ABSTAIN
3.  Shareholder proposal calling for the declassification of the Board of Directors.              [ ]       [ ]          [ ]
                                                                                                  FOR     AGAINST      ABSTAIN
4.  Shareholder proposal submitted by WHX calling for the declassification of                     [ ]       [ ]          [ ]
    the Board of Directors.                                                                       FOR     AGAINST      ABSTAIN
5.  Shareholder proposal submitted by WHX calling for the redemption of the                       [ ]       [ ]          [ ]
    Company's Stockholder Rights Plan.

                                                         The proxies of the undersigned named above are authorized to vote, in their discretion, upon such other matters as may properly come before the Annual
                                                         Meeting and any adjournment or postponement thereof.

                                                         Please sign exactly as name appears hereon.  When stock is held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.
                                                         If a corporation, sign in full corporate name by president or other authorized officer.  If a partnership, sign in partnership name by authorized person.


                                                                         -----------------------------------------------------------


                                                                         -----------------------------------------------------------
                                                                         SIGNATURES

                                                                         -----------------------------------------------------------
                                                                         TITLE

                                                                         -----------------------------------------------------------
                                                                         DATE

RETURN PROXY CARD IN ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING, AND DATING

                                     PROXY

                          THIS PROXY IS SOLICITED BY
                     GLOBAL INDUSTRIAL TECHNOLOGIES, INC.
                   FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
                     GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

The undersigned hereby appoints Rawles Fulgham, Graham L. Adelman, Jeanette H. Quay, and each of them, with full power of substitution, the proxies of the undersigned, to vote all of the outstanding common stock, par value $.25 per share ("Common Stock"), of Global Industrial Technologies, Inc. that the undersigned is entitled to vote at the Annual Meeting of shareholders of the Company to be held on May 28, 1999, at 10:00 a.m. at the Doubletree Warren Place, 6110 South Yale Avenue, Tulsa, Oklahoma, or any adjournment or postponement of the Annual Meeting, on the following matters:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEM 1 ABOVE AND "AGAINST" ITEMS 2,3,4 AND 5. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT OF GLOBAL INDUSTRIAL TECHNOLOGIES, INC. DATED APRIL 16, 1999, SOLICITING PROXIES FOR THE ANNUAL MEETING.

All previous proxies given by the undersigned to vote at the Annual meeting or at any adjournment or postponement thereof are hereby revoked.


                   [LOGO OF GLOBAL INDUSTRIAL APPEARS HERE]



                            YOUR VOTE IS IMPORTANT!
                              PLEASE VOTE TODAY.



          MARK, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.